Far West Electric Energy Fund, L.P.
921 Executive Park Drive
Salt Lake City, Utah 84117

RE: Final Distribution

Dear Partners:

     We have performed the procedures enumerated below solely to assist the user in reviewing the final distribution of funds pursuant to the winding up and termination of the partnership. The sufficiency of these procedures is solely the responsibility of the specified users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which the report has been requested or for any other purpose.

     We reviewed the disbursements for proxy and winding up expenses and payments to creditors. We calculated the total proceeds available for distribution to partners, and we calculated the per unit distribution in accordance with the proxy statement.

     Based on the procedures we performed, the results of the final distribution are as follows:

           Sale Proceeds:                     $1,250,000.00
     Less:
         Total Proxy and winding up Expenses:    120,129.23
       Payments to Creditors:                    805,052.00

      Proceeds Available for Distribution:    $  324,818.77

      Total Partnership Units:          10,306
     Less:
         Far West Capital Units:           532

        Distribution Units:              9,774

      Distribution Per Unit:                   $      33.23



     Sincerely,



     /s/ Robison, Hill & Co
     Certified Public Accountants

Salt Lake City,  Utah
December 24, 1996